State of Delaware
Secretary of State
Division of Corporations
Delivered 06:22 PM 03/05/2010
FILED 06:05 PM 03/05/2010
SRV 100252981 - 4796243 FILE

CERTIFICATE OF INCORPORATION
OF
SEACOR OVERSEAS INVESTMENT INC.

FIRST: The name of this corporation is SEACOR Overseas Investment Inc.

SECOND: The address of its Registered Agent in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent. The name of its Registered Agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock that the corporation is authorized to issue is 1,500 shares. All such authorized shares shall be without par value and shall be of one class.

FIFTH: The name and mailing address of the incorporator is as follows:

Peter F. Souza
2731 Executive Park Drive, Suite 4
Weston, FL 33331

IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and certify that the facts stated herein are true, and I have accordingly executed this Certificate on this 5th day of March, 2010.

Peter F. Souza, Incorporator